Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Devon Energy Corporation:

We consent to incorporation by reference in the Registration Statements (File Nos. 333-68694, 333-32214, 333-47672, 333-44702, 333-39908, 333-85553, 333-104922, 333-104933 and 333-103679) on Form S-8 and the Registration Statements (File Nos. 333-85211, 333-50036, 333-104879 and 333-100308) on Form S-3 of Devon Energy Corporation of our reports dated March 4, 2005, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Devon Energy Corporation.

The audit report covering the December 31, 2004 consolidated financial statements refers to a change in the method of accounting for asset retirement obligations.

KPMG LLP

Oklahoma City, Oklahoma March 4, 2005